Exhibit 8


                   KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                                ATTORNEYS AT LAW
                          NationsBank Corporate Center
                                   Suite 4200
                             100 North Tryon Street
                      Charlotte, North Carolina 28202-4006
                             Telephone 704/331-7400
                             Facsimile 704/331-7598

                                November 7, 1996




Glenayre Technologies, Inc.
5935 Carnegie Boulevard
Charlotte, North Carolina  28209

Gentlemen:

         We have acted as counsel to Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"), in connection with the planned merger (the "Merger") of CNET Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Glenayre ("Merger Sub"), with and into CNET, Inc., a Texas corporation ("CNET"), pursuant to an Acquisition Agreement and Plan of Merger dated as of October 16, 1996 (the "Agreement") among Glenayre, Merger Sub, CNET, David M. Zumwalt, Scott
R. Greenwell and Charles D. Staggs (collectively, the "Principal Shareholders"). Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Agreement.

         For purposes of the opinion set forth below, we have reviewed and relied upon (a) the Agreement (including all exhibits and schedules thereto and all representations, warranties, covenants and assumptions, as applicable, made therein), (b) the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by Glenayre with the Securities and Exchange Commission (the "Registration Statement") and (c) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Glenayre, Merger Sub, CNET and the Principal Shareholders, and in the Agreement and the Proxy Statement/Prospectus, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, accurate, complete and fully satisfied, and will continue to be so through the Effective Time and that no actions that are inconsistent with such statements, representations and warranties will be taken.

         In addition, we have made and, with your permission, relied upon, the following assumptions, each to be true and accurate in all respects as of the consummation of the Agreement and immediately prior to the Effective Time, unless the context indicates otherwise:

                  (i) The Merger will be consummated in accordance with the Agreement as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof).



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Glenayre Technologies, Inc.
November 7, 1996
Page 2


                  (ii) The Merger will qualify as a merger under the laws of the State of Texas.

                  (iii) Each of Glenayre, Merger Sub and CNET will comply with all reporting and record-keeping obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder (the "Treasury Regulations").

                  (iv) The Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding, and enforceable against each party thereto, in accordance with their terms and will be effective under the laws of the State of Delaware and the State of Texas.

                  (v) The fair market value of the Glenayre Common Stock and other consideration received by each CNET shareholder pursuant to the Merger will equal the fair market value of the CNET Common Stock exchanged therefor.

                  (vi) At the Effective Time, CNET will not have any outstanding warrants, options, convertible securities or any other right (including the CNET Stock Options) pursuant to which any person could acquire stock in CNET.

                  (vii) CNET has no declared but unpaid dividends.

                  (viii) Following the Effective Time, CNET will (A) hold assets that had comprised immediately prior to the Effective Time (1) at least 90% of the fair market value of the net assets, and 70% of the fair market value of the gross assets, held by it, and (2) 90% of the fair market value of the net assets, and 70% of the fair market value of the gross assets, held by Merger Sub and (B) continue its historic business or use a significant portion of its historic business assets in the conduct of its business. For purposes of this assumption, any amounts paid to CNET's shareholders in the form of cash or property other than shares of Glenayre Common Stock (whether due to the exercise of dissenter rights, the receipt of cash in lieu of fractional shares or otherwise) or by CNET or Merger Sub for expenses related to the Merger shall be deemed to have been paid at the Effective Time.

                  (ix) Except with respect to the exercise of dissenter rights pursuant to Section 4.7 of the Agreement, the receipt of cash in lieu of fractional shares pursuant to Section 4.2 of the Agreement and the receipt of cash pursuant to Section 4.1(a)(2) of the Agreement, each CNET shareholder shall transfer all of such shareholder's CNET Common Stock solely in exchange for shares of Glenayre Common Stock in the manner provided in the Agreement.

                  (x) As of the Effective Time, the Escrowed Shares will appear as issued and outstanding on the balance sheet of Glenayre, and the Escrowed Shares shall be legally outstanding under Delaware law.



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Glenayre Technologies, Inc.
November 7, 1996
Page 3


                  (xi) All voting rights of the Escrowed Shares will be exercisable by the CNET shareholders or their authorized agent or agents.

                  (xii) All ordinary income dividends paid on Escrowed Shares will be distributed currently to the CNET shareholders in accordance with the Escrow Agreement.

                  (xiii) Following the Effective Time, each of CNET, the CNET shareholders and Glenayre will not take any actions that would cause the Merger to fail to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                  (xiv) None of Glenayre, Merger Sub and CNET is an "investment company" as defined in Section 368(a)(2)(F) of the Code.

                  (xv) Payment of cash in lieu of fractional interests of CNET Common Stock is not separately bargained for consideration and represents a mere mechanical rounding off of the fractional share interests.

                  (xvi) The total cash consideration that will be paid in the Merger to CNET shareholders in lieu of fractional shares of Glenayre Common Stock will not exceed 1% of the total consideration that will be given in the transaction to the CNET shareholders in exchange for their CNET Common Stock.

                  (xvii) The fractional share interests of each CNET shareholder will be aggregated, and no CNET shareholder will receive cash or other property with respect to such fractional share interests in an amount equal to or greater than the value of one full share of Glenayre Common Stock.

                  (xviii) There will be no change in the terms, conditions or provisions of the CNET Stock Options that immediately prior to the Effective Time were incentive stock options, within the meaning of I.R.C. ss. 422(b) of the Code ("CNET Statutory Stock Options") upon the assumption thereof by Glenayre, except for (A) the substitution of Glenayre Common Stock for CNET Common Stock to be received upon the exercise of CNET Stock Options after the Effective Time, (B) the adjustment in the number and exercise price based upon the Option Exchange Ratio to maintain the same value of the CNET Stock Options at the Effective Time that they had immediately prior to the Effective Time, and (C) the acceleration of the time within which the CNET Stock Options may be exercised, all in accordance with the terms of the CNET Statutory Stock Options and in the manner described in the Proxy Statement/Prospectus.

                  (xix) There is no intercorporate indebtedness existing between Glenayre and CNET or between Merger Sub and CNET that was issued, acquired, or will be settled at a discount.



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Glenayre Technologies, Inc.
November 7, 1996
Page 4


                  (xx) Pursuant to the Merger, shares of Glenayre Common Stock will be exchanged for 80% or more of the shares of CNET Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, any shares of CNET Common Stock acquired by CNET or Glenayre at anytime within one year of the Effective Time including from dissenters pursuant to Section 4.7 of the Agreement or with respect to fractional shares pursuant to Section 4.2 of the Agreement shall be deemed to be outstanding immediately prior to the Effective Time. Also, for purposes of the calculation under this clause, none of the Escrowed Shares are deemed to be issued and outstanding at the Effective Time or anytime thereafter.

                  (xxi) At the Effective Time, the fair market value of CNET's assets will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                  (xxii) CNET is not under the jurisdiction of a court in a bankruptcy or other case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding in a federal or state court.

                  (xxiii) To the best of their collective knowledge, the Principal Shareholders and other members of the senior management of CNET are not aware of any plan or intention by the CNET shareholders to sell, exchange, transfer or otherwise dispose of any of their Glenayre Common Stock after the Merger.

                  (xxiv) There is no plan or intention by any CNET shareholder who owns 1% or more of the CNET Common Stock to sell, exchange or otherwise dispose of a number of shares of Glenayre Common Stock received in the Merger that would reduce the CNET shareholders' combined ownership of Glenayre Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than 50% of the aggregate fair market value of all of the CNET Common Stock outstanding immediately prior to the Effective Time taking into account any other consideration received by such shareholders, including the receipt of cash in lieu of fractional shares, and the CNET shareholders shall otherwise have and retain the Glenayre Common Stock received in the Merger in amounts and for such periods of time as shall be required to satisfy the "continuity of interest" requirement for the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. For purposes of this assumption, the shares of CNET Common Stock exchanged for cash in lieu of fractional shares of Glenayre Common Stock will be treated as outstanding as of the Effective Time.

                  (xxv) No CNET shareholder who is or was an employee, agent, consultant, independent contractor or other service provider of CNET (a "CNET Shareholder-Employee") will receive compensation as separate consideration for, or allocable to, any of such CNET shareholder's CNET Common Stock.

                  (xxvi) None of the Glenayre Common Stock received by any CNET Shareholder-Employee pursuant to the Merger is or will be a separate consideration


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Glenayre Technologies, Inc.
November 7, 1996
Page 5


         for, or allocable to, any employment, agency, consulting or similar arrangement, and the compensation that is, or has been paid, to any CNET Shareholder-Employee is, has been, and will be, for services actually rendered and commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Glenayre, Merger Sub or CNET as to the Federal income tax consequences of any aspect of the Merger.

         In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations thereunder, judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have deemed relevant.

         Based upon, and subject to, the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable Federal income tax law, that:

                  (1) The Merger of Merger Sub with and into CNET will be a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by reason of application of Section 368(a)(2)(E) of the Code.

                  (2) No material gain or loss for Federal income tax purposes will be recognized by Glenayre, Merger Sub or CNET in the transactions constituting the Merger.

                  (3) A CNET shareholder who receives cash in lieu of a fractional share interest in Glenayre Common Stock pursuant to the Merger generally will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the payment received for the fractional share interest and the CNET shareholder's adjusted basis in the fractional share interest.

                  (4) A CNET shareholder who exercises the right to dissent in connection with the Merger and receives only money in exchange for such shareholder's CNET Common Stock will be treated as having received such money as a distribution in redemption of such shareholder's CNET Common Stock and will recognize gain or loss equal to the difference between the amount of money received and the adjusted basis of such shareholder's CNET Common Stock, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

                  (5) CNET shareholders who receive Glenayre Common Stock and money in exchange for their shares of CNET Common Stock (other than payments made in lieu of receiving a fractional share of Glenayre Common Stock and payments, if any, made to CNET shareholders exercising dissenter rights, which transactions will be taxed in the manner described in paragraphs (3) and (4), respectively, above) will not


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Glenayre Technologies, Inc.
November 7, 1996
Page 6


         recognize a taxable loss but may be required to recognize a taxable gain. The amount of taxable gain that a CNET shareholder will be required to recognize will equal the lesser of (i) the amount of the excess, if any, of the fair market value of such CNET shareholder's shares of CNET Common Stock over the adjusted tax basis of those shares or (ii) the amount of money and the fair market value of any property other than Glenayre Common Stock received by such CNET shareholder in connection with the Merger, excluding from this computation any shares of CNET Common Stock (and the consideration deemed received therefor) treated as sold to Glenayre in lieu of receiving fractional shares of Glenayre Common Stock. Such gain will be taxed as a capital gain unless the money received is deemed to have the effect of a dividend, in which case it will be taxed as a dividend to the extent of such shareholder's ratable share of the corporation's undistributed earnings and profits. Whether the money received is taxed as a dividend will depend on each CNET shareholder's particular facts and circumstances and will be determined under the principles of the United States Supreme Court's decision of Commissioner v. Clark, 489 U.S. 726 (1989) and Section 302 of the Code, by assuming that such CNET shareholder received only shares of Glenayre Common Stock in exchange for such shareholder's shares of CNET Common Stock and immediately thereafter surrendered a portion of the Glenayre Common Stock having a fair market value equal to the amount of money received in redemption of such shares.

                  (6) CNET Option Holders will not recognize gain or loss as a result of Glenayre's assumption of the CNET Statutory Stock Options, and the tax attributes of the CNET Statutory Stock Options will not be changed by the Merger.

                  (7) Capital gains recognized by a CNET shareholder in connection with the sale or exchange of CNET Common Stock in connection with the Merger will be long-term capital gains; provided that, the CNET shareholder has held for more than one year the CNET Common Stock deemed sold or exchanged, in whole or in part, in connection with the Merger.

                  (8) Each CNET shareholder's tax basis in, and holding period for, such shareholder's shares of CNET Common Stock will carryover to the Glenayre Common Stock received in exchange therefor (including fractional shares of Glenayre Common Stock deemed received and then redeemed as described in paragraph 3 above).

         No opinion is expressed as to any matter not specifically addressed above, including, without limitation, no opinion being expressed with respect to any CNET Stock Options that immediately prior to the Effective Time were not incentive stock options within the meaning of Section 422(b) of the Code. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state or local tax law, nor is any opinion expressed as to the Federal income tax consequences to those shareholders subject to special treatment under the Federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers or persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts). Furthermore, our opinion is based on Federal income tax law and administrative practice in effect as of the Effective Time, and we do not


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Glenayre Technologies, Inc.
November 7, 1996
Page 7


undertake to advise you as to any changes after the Effective Time of any Federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

         The tax consequences described above may not be applicable to a CNET shareholder who acquired CNET Common Stock pursuant to the exercise of an employee stock option or as remuneration for services rendered.

         We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or are within the category of persons whose consent is required by Section 7 of said Act.

         This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity.

                                 Sincerely,

                                 KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.




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